Exhibit 10.82

PROMISSORY NOTE
$209,117.00                                May 8, 2015
New York, New York

FOR VALUE RECEIVED, the undersigned, Viggle Inc. (the “Borrower”), with an address at 902 Broadway, 11th Floor, New York, NY 10010, hereby promises to pay to the order of John Small (the “Lender”), with an address at c/o Viggle Inc., 902 Broadway, 11h Floor, New York, NY 10010, the principal sum of Two Hundred Nine Thousand One Hundred Seventeen Dollars ($209,117.00), together with together with simple interest thereon from the date hereof through maturity at the rate of six percent (6%) per annum (calculated on the actual number of days elapsed and an assumed year of 360 days) (the “Stated Rate”). Principal and interest due under this Note shall be due and payable fifteen (15) days after demand.
Interest hereunder shall accrue so long as any sum remains outstanding under this Note. Anything in this Note to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made by the Borrower to the extent that the receipt thereof would not be permissible under the law or laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender. Any such payments of interest which are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to the Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender.
Payments of principal and interest made more than five (5) days after they are due, shall bear interest until paid in full at the Stated Rate plus 2.00% per annum or the maximum interest rate then permitted under applicable law (whichever is less) (the “Default Rate”). From and after maturity of this Note, the Unpaid Amounts shall bear interest until paid in full at the Default Rate. Payment of the principal and interest due under this Note shall be made at such place as the Lender shall designate to the Borrower and in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of all public and private debts.

Exhibit 10.82

The principal amount of this Note may be prepaid at any time and from time to time, in whole or in part, without premium or penalty.
The Borrower hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Borrower shall pay all fees, expenses and disbursements of the Lender’s counsel in connection with the enforcement of this Note and the collection of all sums due hereunder.
This Note shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the heirs, successors and assigns of the Lender.
This Note and the rights and obligations of the Borrower hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first written above.
VIGGLE INC.

By:
Name:
Title: